Exhibit 99.1

For more information, contact:
Bob Woods	Eric Erickson	Brian Robins
Tel: 484-582-5645	Tel: 484-582-5480	Tel: 646-445-8347
robert.woods@sungard.com	eric.erickson@sungard.com	brian.robins@sungard.com
SunGard Data Systems Inc. Announces Preliminary Results of Cash Tender Offer
for its 9 1/8% Senior Notes Due 2013
WAYNE, PA, November 15, 2010— SunGard Data Systems Inc. (“SunGard” or the “Company”) today announced the preliminary results of its previously announced cash tender for any and all of its outstanding 9 1/8% Senior Notes due 2013 (CUSIP No. 867363 AH6) (the “Notes”).
As of 5:00 p.m., New York City time, on November 15, 2010 (the “Early Tender Date”), $963,899,000 aggregate principal amount of the Notes had been validly tendered and not validly withdrawn.
The table below reflects certain terms of the tender offer:

		Principal
	CUSIP/ISIN	Amount	Tender Offer	Early Tender	Total
Title of Notes	Numbers	Outstanding	Consideration	Payment(1)	Consideration
9 1/8% Senior Notes due 2013	867363 AH6	$1,600,000,000	$1,000.00	$25.31	$1,025.31 per $1,000 principal amount
(1)	Per $1,000 principal amount of notes tendered and accepted for purchase. Included in Total Consideration; not included in Tender Offer Consideration.
SunGard has elected to exercise the Early Settlement Election described in the Offer to Purchase dated November 1, 2010, relating to the tender offer. Holders of Notes who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date will receive the applicable Total Consideration for the Notes tendered on November 16, 2010 (the “Early Settlement Date”), subject to the consummation of a debt financing expected to close on that date. Holders of Notes who validly tender their Notes after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Tender Offer Consideration for any such Notes that are accepted for purchase in the tender offer.
The time and date at which the tender offer will expire is 12:00 midnight, New York City time, on November 30, 2010 (unless extended). The Company currently expects that notes validly tendered after the Early Tender Date will be settled on December 1, 2010.
The time and date on or before which validly tendered Notes may be validly withdrawn expired at 5:00 p.m., New York City time, on November 15, 2010. Holders may not validly withdraw any validly tendered Notes after that time and date, except in limited circumstances where we determine additional rights are required by law.
SunGard’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, SunGard may amend, extend or, subject to certain conditions, terminate the tender offer.

J.P. Morgan Securities LLC and Goldman, Sachs & Co. are dealer managers for the tender offer. The Bank of New York Mellon is the depositary and i-Deal LLC is the information agent for the tender offer. Requests for documents may be directed to i-Deal LLC by phone at (888) 593-9546 or (212) 849-5000 or in writing at 1359 Broadway, 2nd Floor, New York, NY 10018. Questions regarding the tender offer may be directed to either J.P. Morgan Securities LLC at (800) 245-8812 or collect at (212) 270-1200 or Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 902-5183.
About SunGard
SunGard is one of the world’s leading software and technology services companies. SunGard has more than 20,000 employees and serves 25,000 customers in 70 countries. SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue exceeding $5 billion, SunGard is ranked 380 on the Fortune 500 and is the largest privately held business software and IT services company. For more information, please visit: www.sungard.com.
Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.